Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces Positive

Top-line Results from XIAFLEX® Multi-cord Study

Safety Profile Consistent with Clinical Trials

MALVERN, PA, (September 7, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced positive top-line results from a pilot clinical study to assess safety, tolerability, and multiple-dose pharmacokinetics of XIAFLEX® (collagenase clostridium histolyticum) in adult Dupuytren’s contracture subjects with multiple palpable cords. The tolerability profile following concurrent injection of two doses of XIAFLEX into palpable cords in the same hand is consistent with that demonstrated in pivotal clinical trials following a XIAFLEX injection into a single palpable cord.

“We were encouraged that multiple injections of XIAFLEX into the same hand concurrently have demonstrated a preliminary tolerability profile clinically similar to that of a single injection.” said Dr. James P. Tursi, Chief Medical Officer at Auxilium. “Concurrent multiple injections of XIAFLEX would offer hand surgeons the ability to treat several joints in the same hand at the same time, which would be similar to historical surgical interventions.”

In this phase IIIb study, 12 adult subjects with 36 palpable cords were enrolled at a single site in Australia. All subjects were required to have Dupuytren’s disease with at least three fixed-flexion contractures, excluding the thumb. Each subject was given a single injection of XIAFLEX and, if no severe local or systemic reaction was observed, concurrent injections of two doses of XIAFLEX were given into two palpable cords in the same hand. In the pivotal phase III clinical trials, only a single joint was treated with XIAFLEX and additional joints were required to be treated sequentially every 30 days. Following the multiple concurrent injections in the pilot study, patients were monitored for safety and pharmacokinetics over 90 days. The breakdown of cords that were treated concurrently was:

•	Five patients with a single finger containing both an MP and PIP joint,

•	Five patients with two MP joints on two separate fingers,

•	Two patients with a single MP and PIP joint on two separate fingers.

There was no measurable systemic absorption of XIAFLEX, and no severe local adverse events, drug related serious adverse events, or systemic reactions were reported. A complete analysis of trial data is pending and the Company is seeking publication of full results in an appropriate medical journal. A larger 60 patient clinical trial is scheduled to begin by mid-September in the U.S. and Australia to assess the efficacy and safety of multiple concurrent injections of XIAFLEX in subjects with multiple Dupuytren’s contractures caused by palpable cords.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in Europe and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the use of concurrent multiple injections of XIAFLEX to treat several joints in the same hand at the same time; the completion of the analysis of trial data; publication of full results of the study in an appropriate medical journal; a planned clinical trial to assess multiple concurrent injections of XIAFLEX; products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite; and the potential for XIAFLEX to be used in multiple indications.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com